LEGEND OIL AND GAS, LTD. 8-K

Exhibit 4.2

PROMISSORY NOTE

October 21, 2015	$1,928,740
Maturity Date: November 30, 2015

FOR VALUE RECEIVED, the undersigned, LEGEND OIL AND GAS, LTD., a Colorado corporation (hereinafter referred to as “Maker”), hereby executes this Promissory Note (this “Note”) and hereby unconditionally promises to pay to the order of HILLAIR CAPITAL INVESTMENTS, L.P., a Cayman Islands domiciled entity (hereinafter referred to as “Payee”), the principal sum of $1,928,740 and accrued interest in lawful money of the United States of America, on the terms provided below.

1.

Definitions. For purposes of this Note, unless the context otherwise requires, the following terms shall have the definitions assigned to such terms as follows:

a.

“Business Day” shall mean for all purposes any day except Saturday, Sunday, or a day which in the United States is a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

b.

“Dollars” and the sign “$” shall mean lawful currency of the United States of America.

c.

“Event of Default” shall mean the occurrence of any one or more of the following events:

i.

Failure of Maker to make any payment due on this Note in a timely manner; or

ii.

Maker shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed in this Note and such failure shall continue unremedied or shall not be waived for a period of ten (10) Business Days after written notice thereof from Payee to Maker; or

iii.

If Maker shall admit in writing its inability to pay such debts generally, or shall make a general assignment for the benefit of creditors or Maker becomes insolvent (however defined or evidenced) or makes an assignment for the benefit of creditors; or

iv.

If there shall be filed by or against Maker any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced with respect to Maker under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against Maker and such proceeding or petition shall have continued undismissed and unvacated for at least 30 days; or

v.

If any petition or application to any court or tribunal, at law or in equity, shall be filed by or against Maker for the appointment of any receiver or trustee for Maker or any material part of the property of Maker, provided that in the case of any involuntary filing against Maker, such proceeding or appointment shall have continued undismissed and unvacated for at least thirty (30) days; or

vi.

Any representation or warranty made by Maker in this Note or by any of its officers in a writing furnished in connection with this Note, which are false in any material respect on the date made.

2.

Payment. One payment of principal plus accrued interest from the date hereof at the rate of eight percent (8%) per annum non-compounding shall be paid by Maker in Dollars or in other immediately available funds on November 30, 2015.

3.

Default Interest. In the event that the payment owed under this Note is not paid by Maker in accordance with Section 2 above on or before the due date, on the first Business Day thereafter (the “Default Date”), default interest will be due and owing by Maker at the rate of 18% per annum on and after the Default Date, against all principal and interest owed hereunder until all such principal and default interest are paid in full. Default interest shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Default interest on this Note shall be computed by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding on and after the Default Date. Payee shall determine the default interest payable in accordance with this Note, and Payee’s determination thereof shall be conclusive and binding, absent manifest error.

4.

Prepayments. Maker shall have a right to prepay, and Payee shall have an obligation to accept, any tendered payment of all or any part of the principal and accrued interest of this Note before it is due and any such prepayment shall be without penalty or premium.

5.

Occurrence of Event of Default.

a.

Upon Maker acquiring knowledge of the existence of an Event of Default, Maker shall send to Payee a written notice specifying the nature and period of existence of any Event of Default and what action Maker is taking or proposes to take with respect thereto.

b.

If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of Payee under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Payee may, at its option, declare any or all amounts owing under this Note, to be due and payable provided, however, that upon the occurrence of any Event of Default of the kind described in clauses (iv) or (v) of the definition of Event of Default, the obligations of Maker hereunder shall automatically become and be due and payable in full, without notice of any kind. Upon and during the continuance of an Event of Default, Maker shall permit Payee and/or its accountants or other professional advisors access at reasonable times and on reasonable prior notice to the books, accounts and records of Maker and to meet and discuss matters with Maker and its advisors.

6.

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to have been given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three days after deposit in the United States postal system by first class mail, postage prepaid; and (c) if sent by overnight courier, upon delivery, addressed to Maker or Payee at the following respective addresses or such other address as such party may from time to time designate by written notice to the other:

Payee:	Hillair Capital Investments, L/P.
c/o Hillair Capital Management LLC
34530 Lorton Avenue
Burlingame, CA 94010
Attn: Neal Kaufman

Maker:	Legend Oil and Gas, Ltd..
______________________
______________________

7.

Legal Fees. If this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership, or other court proceedings, Maker agrees to pay all costs of collection including, but not limited to, court costs and attorneys’ fees.

8.

Waivers.

a.

Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive: presentment and demand for payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and non-payment, or other notice of default, notice of acceptance hereof, notice of any action taken or omitted by Payee in reliance hereon, notice of any release, sale or other disposition of collateral, any requirement that Payee first pursue or exhaust its rights or remedies against Maker or any security prior to exercising its rights and remedies against Maker, any statutory requirement that Payee institute suit against Maker after notice or demand from Payee and any requirement that Payee be diligent or prompt in making demands hereunder, giving notice of any default by Maker or asserting any other right of Payee hereunder. Maker also irrevocably waives, to the fullest extent permitted by law, all defenses that at any time may be available in respect of Maker’s obligations hereunder by virtue of any homestead exemption, statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect. Maker also agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

b.

No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

9.

Interest Laws. Any provision in this Note, the Security Agreement or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Payee nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm, or corporation primarily obligated to pay this Note at the time in question. If any construction of this Note or any document securing this Note, or any and all other papers, agreements, or commitments, indicate a different right given to Payee or any holder hereof to ask for, demand, or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note and any other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with applicable law and proper adjustments shall automatically be made accordingly.

10.

Choice of Law. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of New York shall govern the validity, construction, enforcement, and interpretation of this Note, without reference to its conflict of laws rules and principles. Maker, and any endorsers, sureties, guarantors and all others who are, or who may become, liable for the payment of the sums due hereunder severally, irrevocably and unconditionally (a) agree that any suit, action, or other legal proceeding arising out of or relating to this Note may be brought, at the option of the Payee, in any court of competent jurisdiction located in New York, New York.

11.

Successors-in-Interest. This Note binds and may be enforced against the successors-in-interest of Maker, except as otherwise provided. This Note shall inure to the benefit of and may be enforced by Payee and its successors and assigns.

12.

Amendments. This Note may be amended only by an instrument in writing signed by Payee and Maker.

13.

Severability. The unenforceability of any provision of this Note will not affect the enforceability or validity of any other provision herein.

14.

Continuing Obligations. The obligations and liabilities of Maker under this Note shall be binding upon and enforceable against Maker and its successors and assigns. The representations, undertakings, and covenants made by the undersigned under this Note are, and shall be deemed to be, of continuing force and effect until all indebtedness and obligations of the undersigned under this Note have been fully and finally paid and performed.

15.

Authority. Maker hereby represents and warrants to Payee that, by its execution below, Maker has the full power, authority, and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Maker without exception or limitation.

16.

Multiple Counterparts. This Note may be executed in multiple counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as original signatures for all purposes.

17.

Assignment. This Note may not be assigned by Maker without the prior written consent of Payee.

18.

Time is of the Essence. Time is of the essence to all terms and provisions set forth herein.

19.

Waiver of Trial By Jury. MAKER, BY EXECUTION HEREOF, AND PAYEE, BY ACCEPTANCE HEREOF, MUTUALLY AND WILLINGLY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE BETWEEN THEM WHETHER NOW EXISTING OR ARISING IN THE FUTURE, INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSS CLAIMS, THIRD PARTY CLAIMS AND INTERVENOR’S CLAIMS WHETHER ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION AND PERFORMANCE OF THE TRANSACTIONS TO WHICH THIS NOTE RELATES.

[Signature appears on following page]

IN WITNESS HEREOF, the undersigned have caused this Promissory Note to be duly executed and delivered on the date first given above.

LEGEND OIL AND GAS, LTD.

By:
Title: